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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

                   CONTACT                                 RELEASE
             Karen M. L. Whelan                          Immediately
             Phone: (804) 359-9311
             Fax:   (804) 254-3594
             Email: investor@universalleaf.com


          Universal Corporation Announces 31st Annual Dividend Increase
                   Richmond, VA, December 6, 2001 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has declared a regular quarterly dividend of thirty-four cents ($.34) per share on the common shares of the Company, payable February 11, 2002, to common shareholders of record at the close of business on January 11, 2002. This represents an increase of over 6%, or $.02 per share per quarter, and indicates an annualized rate of $1.36 per share. Universal has raised its common dividend every year since 1971, a record of 31 consecutive increases.

         Mr. Harrell noted, "Universal's strategy emphasizes delivery of value to shareholders. Dividends are one of the ways in which we do that, and our long history of dividend increases demonstrates our dedication to that principle."

         Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3.0 billion. For more information, visit Universal's web site at www.universalcorp.com.




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